Exhibit (a)(8)

The following is the text of an email communication sent on May 23, 2003 by Linda Koed to BJ’s Wholesale Club Inc.’s eligible employees who as of the date thereof had not responded to the Offer to Exchange.

REMINDER

Please be reminded that the deadline for electing to participate in the Stock Option Exchange program is Tuesday, May 27, 2003, at 5:00 p.m.

If you choose to participate, completed election forms should be sent to Linda Koed, mail route 65, or faxed to (508) 651-6551.

Questions about the program should be directed to Kellye Walker in Legal (x6670).

Thank you,

Linda Koed

Ext. 6632

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